                                                                   Exhibit 10.12

[HSBC LOGO]


Corporate & Institutional Banking - International Division L9

Ref:

CONFIDENTIAL

Novel Denim (HK) Ltd
I/F Novel Industrial Building
850-870 Lai Chi Kok Road
Cheung Sha Wan
Kowloon

                                                                   27 March 2002

Attention: Mr Peter Leung / Mr Vincent Chan

Dear Sirs

BANKING FACILITIES
A/C NO 580-046001

With reference to our recent discussion, we are pleased to advise that we have reviewed your banking facilities and offer a renewal within the following limits which will be made available on the specific terms and conditions outlined below and subject to the satisfactory completion of the security below. These facilities are also subject to review at any time and, in any event by 15 March 2003, and subject to our overriding right of suspension, withdrawal and repayment on demand, including the right to call for cash cover on demand for prospective and contingent liabilities.

                                                                           Limit
                                                                           -----
REVOLVING LIBOR LOAN FACILITIES                                  USD10,000,000.-

Interest on the loan will continue to be charged at 0.75% over 1, 2 or 3 months LIBOR (London Interbank Money Market Offer Rate) payable at the end of each interest period to the debit of your current account. Interest shall be calculated on actual days elapsed in a year of 360 days for USD loan.

The applicable LIBOR will be that quoted by us at or about 11:00 a.m. on the date of drawdown / rollover.

General conditions for the utilisation of the LIBOR Loan facilities:-

a) 2 working days advance notice of drawdown / rollover is to be given to us for LIBOR facilities respectively. Once a quotation has been given and accepted by you, we will thereupon be bound to make, and you will thereupon be bound to accept, any advance on the terms so agreed.

b)  Each drawdown / rollover to be for periods of 1, 2 or 3 months.

c) Each initial drawdown must be for USD300,000.- and thereafter in multiples of USD100,000.-.

                                                                           .../2

The Hongkong and Shanghai Banking Corporation Limited
Hong Kong Main Office: 1 Queen's Road Central, Hong Kong
Tel: 2822 1111 Fax:
Telex: 73205 HSBC HX Telegrams: Hongbank Hongkong                   Page ___/___

Novel Denim (HK) Ltd                                               27 March 2002
                                       -2-

d) At the end of an interest period the amount of the drawing may be rolled over either in one or two or more amounts (providing such amounts are in multiples of USD 100,000.- with a minimum drawdown of USD300,000.-) for further periods of 1, 2 or 3 months.

e) With our prior approval, which will not be withheld, provided we are satisfied that the funds utilised are generated from your internal resources, out of cash flow rather than from external re-financing during an interest period any amount of outstanding loan may, with 48 hours advance notice to us, be repaid subject to the usual charges (i.e. the differential between the return we would have received had such amount run to maturity and the return we are able to obtain by the placing of the funds repaid for the remainder of the period in the market).

f) We reserve the right to renegotiate the LIBOR interest spreads should any event occur which changes the basis on which LIBOR interest margins are presently calculated.

Please note that Loans Section in our Mongkok District Commercial Banking Centre is responsible for the administration of LIBOR facilities. For rate quotations and other day to day administrative matters, please contact our Mrs Johanna Lam on telephone number 2390-1575.

                                                                           Limit
COMBINED IMPORT/EXPORT FACILITIES                                HKD50,000,000.-
Documentary Credit to your suppliers and Loan Facilities in either HK dollars or foreign currency (from time to time published by the Bank on the board rates) for up to 90 days, less any usance/credit periods granted by your suppliers and/or D/P bills purchased.

Within which                                                   (HKD50,000,000.-)
Goods under your control and/or Trust Receipt
Receipts and/or D/A bills purchased up to 90 days.

Interest on your HK Dollar Import Loans will continue to be charged on a daily basis at our best lending rate (currently 5.125% per annum, but subject to fluctuation at our discretion) and payable monthly in arrears to the debit of your current account.

Interest on Foreign Currency Import Loans and Export financed bills will continue to be charged on a daily basis at the prevailing interest rates, published by us as Trade Finance Rates, subject to fluctuation at our discretion and payable monthly in arrears to the debit of your current account.

We, may at our sole and absolute discretion, refuse to follow drawings under the facilities if the drawee is considered by us to be unacceptable and/or if the transaction in question does not meet our operational requirements in respect of these facilities.

                                                                           .../3

Novel Denim (HK) Ltd                                               27 March 2002
                                       -3-


We also confirm the following concessionary rates will continue applicable to your facilities; -

DC Opening Commission and Commission in Lieu of Exchange

On 1st USD50,000             --      1/4%
USD50,001- USD100,000        --     1/16%
Balance in excess            --     1/32%

                                                                           Limit
OVERDRAFT                                                        HKD30,000,000.-
Interest on the overdraft facility will be charged on daily balances at our best lending rate, (currently 5.125% per annum, but subject to fluctuation at our discretion) and payable monthly in arrears to the debit of your current account.


A commitment fee of 0.25% per annum will continue to be charged daily on the undrawn balance of your overdraft facility and will be payable monthly in arrears to the debit of your current account.

                                                                           Limit
FOREIGN EXCHANGE LINE                                           HKD100,000,000.-
Total Forward Contract Limits


Unless by prior arrangement with us, options entered into under this facility are not to exceed twelve months in duration.

Terms and Condition
Contracts may only be entered into to cover trade-related exchange exposure incurred in the normal course of business.

Foreign Exchange facilities remain subject to our overriding right to call for cash cover on demand if in the Bank's view a negative foreign exchange position requires such cover. Further, the Bank may, after having discussed the position with yourselves, close out any or all of your outstanding foreign exchange contracts and demand settlement of the balance due.

Foreign exchange contracts continue to be governed by the conditions appearing on the reverse of the standard contract form. These contract forms should be checked upon receipt and the copy signed and returned to the Bank to confrm your acceptance.

                                                                           .../4

Novel Denim (HK) Ltd                                               27 March 2002

                                                                           Limit
COMPANY CARD FACILITY                                               HKD200,000.-
The terms and conditions governing the Company Card Facility are detailed in our HSBC Company Credit Card Application Forms duly signed by you.

SECURITY
As security, we continue to hold the following securities:

1. A Corporate Guarantee in our favour for HKD100,000,000.- from Novel Denim Holdings Ltd, together with a certified copy of a Board Resolution dated 29June2001.

2. A Corporate Guarantee in our favour for USD3,000,000.- from Novel Denim Holdings Ltd, together with a certified copy of a Board Resolution dated 26September2001.

3. A Corporate Guarantee in our favour for USD7,000,000.- from Novel Denim Holdings Ltd, together with a certified copy of a Board Resolution dated 7March2002.

4. ISDA Master Agreement & IDS Schedule together with minutes of meeting both dated 29 June 2002.

ACCRUAL OF INTEREST AND OTHER SUMS
Please note that interest and other sums expressed to be chargeable or payable on a periodic basis will nonetheless accrue from day to day and amounts so accrued may be demanded at any time.

DISCLOSURE OF INFORMATION
Unless expressed in writing from you to the contrary, we may provide any information relating to any of your accounts with us and any facilities we may provide to you from time to time or their conduct or any other information concerning your relationship with us to any other company or office which at the relevant time belongs to or is part of the HSBC Group.

SECTION 83 OF THE BANKING ORDINANCE
Please note that Section 83 of the Banking Ordinance has imposed on us as a bank certain limitations on advances to persons related to our directors or employees. In acknowledging this Facility Letter you should advise us whether you are in any way related to any of our directors or employees within the meaning of Section 83 and in the absence of such advice we will assume that you are not so related. We would also ask, should you become so related subsequent to acknowledging this Facility Letter, that you immediately advise us in writing.

                                                                           .../5

Novel Denim (HK) Ltd                                               27 March 2002

ACCEPTANCE

Please arrange for the authorised signatories of YOUR COMPANY AND THE JOINT USERS, in accordance with the terms of the mandates given to the Bank, to sign and return to us before 17April2002 the duplicate copy of this letter to signify your understanding and acceptance of the terms and conditions under which these facilities are granted. As agreed, an arrangement fee of HKD 135,000.- will be charged to the debit of your current account upon receipt of your acceptance to these facilities.


We are pleased to be of continued assistance.


Yours faithfully                                For and on behalf of
                                                NOVEL DENIM (HK) LIMITED
/s/ Roddy K W Lau                               /s/ Lester Ma
---------------------------                     --------------------------------
Roddy K W Lau                                   Authorized Signature(s)
Global Relationship Manager

Encl